EXHIBIT 10.3


                          AMENDMENT TO LEASE AGREEMENTS
                          -----------------------------

         It is understood and agreed on this 3rd day of January, 2005 that the Lease Agreements dated July 16, 1999, and further amended on February 12, 2004, and October 5, 2004 together with any prior amendments thereto, between JOPPA GREEN II LIMITED PARTNERSHIP, LLLP, as Landlord, and BAY NATIONAL CORPORATION, as Tenant, for the Leased Premises situated at 2328 W. Joppa Road, in the County of Baltimore, State of Maryland is hereby amended and modified as follows:

         1. Leased Premises. It is understood and agreed that the Leased Premises containing approximately 7,918 square feet is hereby increased to contain approximately 9,347 square feet as outlined in red on the attached Exhibit "A". The additional 1,429 square feet is hatched in red on this same attached Exhibit "A".

         2. Term: It is understood and agreed that the Term of this Lease shall commence on March 1, 2005 and shall be for a period of five (5) years to terminate February 28, 2010.

         3. Rent. It is understood and agreed that effective March 1, 2005, Tenant agrees to pay minimum annual rent in the amount of Two Hundred Sixty Nine Thousand One Hundred Nine Ninety Dollars and Twelve Cents ($269,199.12) payable in equal monthly installments of Twenty Two Thousand Four Hundred Thirty Three Dollars and Twenty Six Cents ($22,433.26). It is also understood and agreed that the rent payable under this Section shall be increased annually commencing with the second year and each successive year thereafter during the term of this Lease by an amount equal to three percent (3%) of the amount of rent paid by Tenant during the year preceding each annual increase.

         4. Tenant Improvements. It is understood and agreed that Landlord will have no obligation to make any alterations, modifications, additions and/or improvements to the Leased Premises, and the Tenant accepts the Leased Premises on an "AS IS" basis. However, Landlord does agree to provide to Tenant a $7.00 per square foot tenant improvement allowance or $10,003.00 based on 1,429 usable square feet. Said allowance shall be paid to Tenant upon presentation from Tenant to Landlord of the appropriate construction invoices for Tenant's improvements to the Leased Premises. Said tenant improvement allowance can be used to improve any portion of Tenant's total Leased Premises.

        It is further understood and agreed that the terms, covenants and conditions of the above-mentioned Lease Agreement and any prior amendments thereto except as the same are amended or modified herein are hereby ratified and confirmed to the end that the same shall remain in full force and effect as therein provided.

WITNESS:                     LANDLORD:
                             JOPPA GREEN II LIMITED PARTNERSHIP, LLLP
                             By:      MacKenzie Properties, Inc.
                                      General Partner

/s/ Lea Ann Stringer         By:      /s/ Gary T. Gill
--------------------                  ----------------
                                      Gary T. Gill, Executive Vice President

WITNESS:                     TENANT:  BAY NATIONAL CORPORATION

/s/ Mark A. Semanie          By:      /s/ Hugh W. Mohler
-------------------                   ------------------
                                      Hugh W. Mohler, Director



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